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                                                               FORM OF AGREEMENT



                       TRANSFER AGENCY SERVICES AGREEMENT


         THIS AGREEMENT is made as of , 2001 by and between PFPC INC., a Massachusetts corporation ("PFPC"), and EQUITABLE PREMIER FUNDS TRUST, a Delaware business trust (the "Fund").

                              W I T N E S S E T H:

         WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and
         WHEREAS, the Fund wishes to retain PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a "Portfolio"), and PFPC wishes to furnish such services.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       DEFINITIONS.  AS USED IN THIS AGREEMENT:

         (a)      "1933 Act" means the Securities Act of 1933, as amended.

         (b) "1934 Act" means the Securities Exchange Act of 1934, as amended.

         (c) "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund's Board of Trustees to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.


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         (d)      "CEA" means the Commodities Exchange Act, as amended.

         (e) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

         (f)      "SEC" means the Securities and Exchange Commission.

         (g) "Securities Laws" mean the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

         (h) "Shares" mean the shares of beneficial interest of any series or class of the Fund.

         (i) "Written Instructions" mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. APPOINTMENT. The Fund hereby appoints PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3. DELIVERY OF DOCUMENTS. The Fund has provided or, where applicable, will provide PFPC with the following:

         (a) At PFPC's request, certified or authenticated copies of the resolutions of the Fund's Board of Trustees, approving the appointment of PFPC or its affiliates to provide services to the Fund and approving this Agreement;

         (b) A copy of the Fund's most recent effective registration statement;



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         (c)      A copy of the management agreement with respect to each
                  investment Portfolio of the Fund;

         (d) A copy of the distribution/underwriting agreement with respect to each class of Shares of the Fund;

         (e) A copy of each Portfolio's administration agreements if PFPC is not providing the Portfolio with such services;

         (f) Copies of any distribution and/or shareholder servicing plans and agreements made in respect of the Fund or a Portfolio;

         (g) A copy of the Fund's organizational documents, as filed with the state in which the Fund is organized; and

         (h) Copies (certified or authenticated where applicable) of any and all amendments or supplements to the foregoing.

4. COMPLIANCE WITH RULES AND REGULATIONS. PFPC undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund or any other entity.

5.       INSTRUCTIONS.

         (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

         (b) PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of


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                  Trustees or of the Fund's shareholders, unless and until PFPC receives Written Instructions to the contrary.

         (c) The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PFPC shall incur no liability to the Fund in acting upon such Oral Instructions or Written Instructions provided that PFPC's actions comply with the other provisions of this Agreement.

6.       RIGHT TO RECEIVE ADVICE.

         (a) Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

         (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or PFPC, at the option of PFPC).

         (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund, and the advice


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                  it receives from counsel, PFPC may rely upon and follow the advice of counsel.

         (d) Protection of PFPC. PFPC shall be protected in any action it takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions it receives from the Fund or from counsel and which PFPC believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC's properly taking or not taking such action.

7. RECORDS; VISITS. The books and records pertaining to the Fund, which are in the possession or under the control of PFPC, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund's expense.

8. CONFIDENTIALITY. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists,


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         sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party.

9. COOPERATION WITH ACCOUNTANTS. PFPC shall cooperate with the Fund's independent public accountants and shall take all reasonable actions in the performance of its


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         obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

10. PFPC SYSTEM. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund.

11. DISASTER RECOVERY. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

12. COMPENSATION. As compensation for services rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to from time to time in writing by the Fund and PFPC. The Fund acknowledges that PFPC may receive float benefits and/or investment earnings in connection with maintaining certain accounts required to provide services under this Agreement.

13.      INDEMNIFICATION BY THE FUND.

         (a) The Fund agrees to indemnify and hold harmless PFPC and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without


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                  limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly out of the Fund's willful misfeasance, bad faith or gross negligence or willful disregard of its obligations under this Agreement. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement, provided that in the absence of a finding to the contrary the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been the result of PFPC's or its affiliates own willful misfeasance, bad faith, gross negligence or reckless disregard of such duties and obligations.

         (b) Upon the assertion of a claim for which the Fund may be required to indemnify PFPC, PFPC shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all developments concerning such claim. The Fund shall have the option to participate with PFPC in the defense of such claim. PFPC shall in no case confess any claim or make any compromise in any case in which the Fund may be required to indemnify it except with the Fund's prior written consent.

14.      INDEMNIFICATION BY PFPC.

         (a) PFPC agrees to indemnify and hold harmless the Fund and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the


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                  Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly out of PFPC's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under this Agreement. Neither the Fund, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by the Fund's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement.

         (b) Upon the assertion of a claim for which PFPC may be required to indemnify the Fund, the Fund shall promptly notify PFPC of such assertion, and shall keep PFPC advised with respect to all developments concerning such claim. PFPC shall have the option to participate with the Fund in the defense of such claim. The Fund shall in no case confess any claim or make any compromise in any case in which PFPC may be required to indemnify it except with PFPC's prior written consent.

15.      RESPONSIBILITY OF PFPC.

         (a) PFPC shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement.

         (b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) PFPC shall not be liable for losses beyond its control, including without limitation (subject to Section 11), delays or errors or loss of data


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                  occurring by reason of circumstances beyond PFPC's control, provided that PFPC has acted in accordance with the standard set forth in Section 14(a) above; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PFPC reasonably believes to be genuine.

         (c)      Notwithstanding anything in this Agreement to the contrary,
                  (i) neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates.

         (d) No party may assert a cause of action against either the Fund or PFPC or any of their respective affiliates that allegedly occurred more than 12 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

         (e) Each party shall have a duty to mitigate damages for which the other party may become responsible.

16.      DESCRIPTION OF SERVICES.

         (a)      Services Provided on an Ongoing Basis, If Applicable.

                  (i)      Calculate 12b-1 payments;

                  (ii)     Maintain shareholder registrations;

                  (iii) Review new applications and correspond with shareholders to complete or correct information;

                  (iv)     Direct payment processing of checks or wires;



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                  (v)      Prepare and certify stockholder lists in conjunction
                           with proxy solicitations;

                  (vi)     Countersign share certificates;

                  (vii) Prepare and mail to shareholders confirmation of activity;

                  (viii) Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;

                  (ix) Mail duplicate confirmations to broker-dealers of their clients' activity, whether executed through the broker-dealer or directly with PFPC;

                  (x) Provide periodic shareholder lists and statistics to the Fund;

                  (xi) Provide detailed data for underwriter/broker confirmations;

                  (xii) Prepare periodic mailing of year-end tax and statement information;

                  (xiii) Notify on a timely basis the investment adviser, accounting agent, and custodian of fund activity; and

                  (xiv) Perform other participating broker-dealer shareholder services as may be agreed upon from time to time.

         (b) Services Provided by PFPC Under Oral Instructions or Written Instructions.

                  (i) Accept and post daily Share purchases and redemptions;

                  (ii) Accept, post and perform shareholder transfers and exchanges;

                  (iii)    Pay dividends and other distributions;

                  (iv)     Solicit and tabulate proxies; and

                  (v) Issue and cancel certificates (when requested in writing by the shareholder).

         (c) Purchase of Shares. PFPC shall issue and credit an account of an investor, in the manner described in the Fund's prospectus, once it receives:

                  (i)      A purchase order;

                  (ii) Proper information to establish a shareholder account; and



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                  (iii)    Confirmation of receipt or crediting of funds for
                           such order to the Fund's custodian.

         (d) Redemption of Shares. PFPC shall redeem Shares only if that function is properly authorized by the certificate of incorporation or resolution of the Fund's Board of Trustees. Shares shall be redeemed and payment therefor shall be made in accordance with the Fund's prospectus, when the recordholder tenders Shares in proper form and directs the method of redemption. If Shares are received in proper form, Shares shall be redeemed before the funds are provided to PFPC from the Fund's custodian (the "Custodian"). If the recordholder has not directed that redemption proceeds be wired, when the Custodian provides PFPC with funds, the redemption check shall be sent to and made payable to the recordholder, unless:

                  (i) the surrendered certificate is drawn to the order of an assignee or holder and transfer authorization is signed by the recordholder; or

                  (ii) transfer authorizations are signed by the recordholder when Shares are held in book-entry form.

                  When a broker-dealer notifies PFPC of a redemption desired by a customer, and the Custodian provides PFPC with funds, PFPC shall prepare and send the redemption check to the broker-dealer and made payable to the broker-dealer on behalf of its customer.

         (e) Dividends and Distributions. Upon receipt of a resolution of the Fund's Board of Trustees authorizing the declaration and payment of dividends and distributions, PFPC shall issue dividends and distributions declared by the Fund in Shares, or, upon shareholder election, pay such dividends and distributions in cash, if


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                  provided for in the Fund's prospectus. Such issuance or
                  payment, as well as payments upon redemption as described above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PFPC shall mail to the Fund's shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation. PFPC shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Fund to its shareholders as required by tax or other law, rule or regulation.

         (f)      Shareholder Account Services.

                  (i) PFPC may arrange, in accordance with the prospectus, for issuance of Shares obtained through:

                           -        Any pre-authorized check plan; and
                           - Direct purchases through broker wire orders, checks and applications.

                  (ii) PFPC may arrange, in accordance with the prospectus, for a shareholder's:

                           - Exchange of Shares for shares of another fund with which the Fund has exchange privileges;
                           - Automatic redemption from an account where that shareholder participates in a automatic redemption plan; and/or
                           - Redemption of Shares from an account with a checkwriting privilege.

         (g) Communications to Shareholders. Upon timely Written Instructions, PFPC shall mail all communications by the Fund to its shareholders, including:

                  (i)      Reports to shareholders;

                  (ii)     Confirmations of purchases and sales of Fund shares;



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                  (iii)    Monthly or quarterly statements;

                  (iv)     Dividend and distribution notices;

                  (v)      Proxy material; and

                  (vi)     Tax form information.

                  In addition, PFPC will receive and tabulate the proxy cards for the meetings of the Fund's shareholders.

         (h) Records. PFPC shall maintain records of the accounts for each shareholder showing the following information:

                  (i) Name, address and United States Tax Identification or Social Security number;

                  (ii) Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

                  (iii) Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder's account;

                  (iv) Any stop or restraining order placed against a shareholder's account;

                  (v) Any correspondence relating to the current maintenance of a shareholder's account;

                  (vi)     Information with respect to withholdings; and

                  (vii) Any information required in order for PFPC to perform any calculations required by this Agreement.

         (i) Lost or Stolen Certificates. PFPC shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. A new certificate shall be registered and issued only upon:



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                  (i)      The shareholder's pledge of a lost instrument bond or
                           such other appropriate indemnity bond issued by a surety company approved by PFPC; and

                  (ii) Completion of a release and indemnification agreement signed by the shareholder to protect PFPC and its affiliates.

         (j) Shareholder Inspection of Stock Records. Upon a request from any Fund shareholder to inspect stock records, PFPC will notify the Fund and the Fund will issue instructions granting or denying each such request. Unless PFPC has acted contrary to the Fund's instructions, the Fund agrees to and does hereby release PFPC from any liability for refusal of permission for a particular shareholder to inspect the Fund's stock records.

         (k) Withdrawal of Shares and Cancellation of Certificates. Upon receipt of Written Instructions, PFPC shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of outstanding shares by the number of shares surrendered by the Fund.

         (l) Lost Shareholders. PFPC shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the "Lost Shareholder Rules"), including, but not limited to, those set forth below. PFPC may, in its sole discretion, use the services of a third party to perform some of or all such services.

                  (i)      documentation of search policies and procedures;

                  (ii)     execution of required searches;

                  (iii) tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and


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                  (iv)     preparation and submission of data required under the
                           Lost Shareholder Rules. Except as set forth above, PFPC shall have no responsibility for any escheatment services.

         (m) Print Mail. In addition to performing the foregoing services, the Fund hereby engages PFPC as its print/mail service provider with respect to those items identified in the Fee Letter.

17. DURATION AND TERMINATION. This Agreement shall continue until terminated by the Fund or by PFPC on sixty (60) days' prior written notice to the other party. In the event the Fund gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor transfer agent or other service provider, and all trailing expenses incurred by PFPC, will be borne by the Fund.

18. NOTICES. Notices shall be addressed (a) if to PFPC, at 400 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; (b) if to the Fund, at , Attention: or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

19. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by


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         a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

20. USE OF FUND'S NAME. PFPC shall not use the name of the Fund or the Portfolios in a manner not approved prior thereto, provided, however, PFPC may use without such approval its name in representative client lists which merely refer in accurate terms to the appointment of PFPC hereunder or which are required by the SEC or a state securities commission, and, provided, further, that in no event shall such approval be unreasonably withheld.

21. SECURITY. PFPC represents and warrants that, to the best of its knowledge, the various procedures and systems which PFPC has implemented with regard to safeguarding from loss or damage the Fund's blank check, records and other data and PFPC's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are commercially reasonable. The parties may review such systems and procedures on a periodic basis.

22. REGISTRATION AS A TRANSFER AGENT. PFPC represents that it is currently registered with the appropriate Federal agency for the registration of transfer agents, and that it will remain so registered for the duration of this Agreement. PFPC agrees that it will promptly notify the Fund in the event of any material changes in its status as a registered transfer agent.

23. DELEGATION; ASSIGNMENT. PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or The PNC Financial Services Group, Inc., provided that (i) PFPC gives the Fund 30 days prior written notice of such assignment or delegation, (ii) the delegate or assignee is registered and qualified under the


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         1934 Act to act as a transfer agent, (iii) the assignee or delegate agrees to comply with the relevant provision of the 1940 Act, and (iv) PFPC and such assignee or delegate promptly provide such information as the Fund may reasonably request, and respond to such questions as the Fund may reasonably ask, relative to the assignment or delegation (including, without limitation, the capabilities of the assignee or delegate).

24. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

25. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

26. IMPRESSNET.COM SERVICES. PFPC shall provide to the Fund the internet access services as set forth on Exhibit B attached hereto and made a part hereof, as such Exhibit B may be amended from time to time.

27.      MISCELLANEOUS.

         (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

         (b) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without reasonable notice to

                  PFPC.

         (c) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         (d) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

         (e) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         (f) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         (g) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party. IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                    PFPC INC.


                                    By:

                                    Title:




                             EQUITABLE PREMIER FUNDS

                                     By:

                                     Title:

                                    EXHIBIT A



         THIS EXHIBIT A, dated as of       , 2001, is Exhibit A to that certain
Transfer Agency Services Agreement dated as of    , 2001, between PFPC Inc. and
Equitable Premier Funds.



                                   PORTFOLIOS


                           [List all Portfolios here]

                                    EXHIBIT B

                            IMPRESSNET.COMR SERVICES

1. DEFINITIONS. Any term not herein defined shall have the meaning given such term in the Agreement. The following definitions shall apply to this Exhibit B:

         (a) "End-User" means any Shareholder, Financial Intermediary or broker-dealer back office operation that accesses the PFPC System via IMPRESSNet.comR.

         (b) "End-User Data" means data generated as a result of an End-User's access of the hypertext link from the Fund Web Site to IMPRESSNet.comR , and includes personal and Fund account information.

         (c) "Confidential Information" means the term defined in Section 8 of the Agreement, and includes any and all confidential or other proprietary information in any form, whether written, electronic or oral, that is disclosed by one party to another including, but not limited to, End-User Data, financial reports, specifications, interfaces, programs and any related information or materials. "Confidential Information" will not include information (i) already lawfully known to or independently developed by the receiving party, (ii) disclosed in published materials, (iii) generally known to the public, (iv) lawfully obtained from any third party without any obligation of confidentiality, or (v) required to be disclosed by law.

         (d) "Financial Intermediary" means any investment advisor, broker-dealer, financial planner or any other person authorized by a Shareholder or the Fund to act on behalf of a Shareholder.

         (e) "Fund Web Site" means the collection of electronic documents, electronic files and pages residing on any computer system(s) maintained on behalf of the Fund, connected to the Internet and accessible by hypertext link through the World Wide Web to and from IMPRESSNet.comR.

         (f) "IMPRESSNet.comR Services" means the services identified in Section 2 hereof to be provided by PFPC utilizing the Fund Web Site, the Internet and certain software, equipment and systems provided by PFPC, telecommunications carriers and security providers which have been certified by ICSA or a nationally-recognized audit firm (including but not limited to firewalls and encryption), whereby Inquires may be performed and Transactions may be requested by accessing IMPRESSNet.comR via hypertext link from the Fund Web Site.

         (g) "Inquiry" means any access to the PFPC System via IMPRESSNet.comR requested by an End-User which is not a Transaction.

         (h) "Internet" means the communications network comprised of multiple communications networks linking education, government, industrial and private computer networks.

         (i) "IMPRESSNet.comR" means the collection of electronic documents, electronic files and pages residing on PFPC's computer system(s) (or those elements of the computer system of one or more Internet Service Providers ("ISPs") retained by PFPC and necessary for PFPC's services hereunder), connected to the Internet and accessible by hypertext link from the Funds Web Site through the World Wide Web, whereby the Inquiry and Transaction data fields and related screens provided by PFPC may be viewed.

         (j) "Shareholder" means the record owner or authorized agent of the record owner of shares of the Fund.

         (k) "Transaction" shall mean purchase, redemption, exchange or any other activity involving the movement of Shares initiated by an End-User, provided that broker-dealer back office operations will not be permitted to initiate Transactions.

2. PFPC RESPONSIBILITIES. Subject to the provisions of this Exhibit B and the Agreement, PFPC shall provide or perform, or shall retain other persons to provide or perform, the following, at PFPC's expense (unless otherwise provided herein):

         (a) all computers, telecommunications equipment, encryption technology and other materials and services reasonably necessary to develop and maintain IMPRESSNet.comR to permit persons to be able to view information about the Fund and to permit End-Users with appropriate identification and access codes to request Inquiries and initiate Transactions;

         (b) at least one consistent return hypertext link from IMPRESSNet.comR to a page within the Fund Web Site designated by the Fund, which shall be displayed subject to the mutual agreement of the parties;

         (c) at the Fund's expense, notification and promotional mailings and other communications provided by the Fund to Financial Intermediaries and/or Shareholders regarding the availability of IMPRESSNet.comR Services;

         [(d) upon availability of such service, preparation and processing of new account applications received through IMPRESSNet.comR from Shareholders determined by the Fund to be eligible for such services;][Omit for B-D Back Office Only Version]

         (e) the set up of personal identification numbers ("PIN's"), as described in the IMPRESSNet.comR Product Guide provided to the Fund, which shall include verification of initial identification numbers issued, resetting and activation of personalized PIN's and reissuance of new PIN's in the case of lost PIN's;

         (f) installation services, which shall include reviewing and approving the Fund's network requirements, recommending a method of establishing (and, as applicable, cooperating with the Fund to implement and maintain) a hypertext link between IMPRESSNet.comR and the Fund Web Site and testing the network connectivity and performance;

         (g) the establishment of systems to guide, assist and permit End-Users who access IMPRESSNet.comR from the Fund Web Site to electronically perform Inquiries and create and transmit Transaction requests to PFPC;

         (h) delivery to the Fund of one (1) copy of the PFPC IMPRESSNet.comR Product Guide, as well as all updates thereto on a timely basis;

         (i) delivery of monthly billing reports to the Fund, which shall include reports of Inquiries and Transactions processed on a monthly basis;

         (j) a form of encryption that is generally available to the public in the U.S. for standard Internet browsers and shall establish, monitor and verify firewalls and other security features in a commercially reasonable manner and shall exercise commercially reasonable efforts to maintain the security and integrity of the PFPC Web Site and the End-User Data, in accordance with the Fund's specifications;

         (k) maintenance of all on-screen disclaimers, including, without limitation, copyright, trademark and service mark notifications provided by the Fund to PFPC in writing from time to time, and all "point and click" features of the PFPC Web Site relating to Shareholder acknowledgment and acceptance of such disclaimers and notifications;

         (l) monthly site visitation (hit reports) and other information regarding End-User activity under this Agreement, and as agreed by PFPC and the Fund from time to time;

         (l) monitoring of the telephone lines involved in providing IMPRESSNet.comR Services and shall inform the Fund promptly of and correct any malfunctions or service interruptions;

         (m) periodic scanning of its Internet interfaces and IMPRESSNet.comR for viruses and shall promptly remove any such viruses located thereon;

         (n) maintenance and support of IMPRESSNet.comR, which shall include providing error corrections, minor enhancements and interim upgrades to IMPRESSNet.comR made generally available to IMPRESSNet.comR customers and providing help desk support to assist Fund employees in furtherance of the Fund's use of IMPRESSNet.comR;

         Maintenance and support shall not include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by PFPC to IMPRESSNet.comR clients, as determined solely by PFPC; or
(ii) maintenance of customized features; and

         (o) access to IMPRESSNet.comR by End-Users via a logon I.D. and PIN twenty-four (24) hours per day, each day of the year, which shall be secured and protected from unauthorized use by commercially reasonable means, including Secure Sockets Layer (SSL) encryption technology.

         (p) the Fund recognizes and acknowledges that (i) End User's Web Browser and ISP must support SSL encryption technology; and (ii) PFPC will not provide any software for access to the Internet; software must be acquired from a third party vendor.

3. FUND RESPONSIBILITIES. Subject to the provisions of this Exhibit B and the Agreement, the Fund shall at its expense (unless otherwise provided herein):

         (a) provide, or retain other persons to provide, all computers, telecommunications equipment, encryption technology and other materials, services, equipment and software reasonably necessary to develop and maintain the Fund Web Site, including the functionality necessary to maintain hypertext links to IMPRESSNet.comR;

         (b) promptly provide PFPC written notice of changes in Fund policies or procedures requiring changes to the IMPRESSNet.comR Services;

         (c) work with PFPC to develop Internet marketing materials for End-Users and forward a copy of appropriate marketing materials to PFPC;

         (d) revise and update the applicable prospectus(es) and other pertinent materials, such as user agreements with End-Users, to include the appropriate consents, notices and disclosures for IMPRESSNet.comR Services, including disclaimers and information reasonably requested by PFPC;

         (e) maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by PFPC to the Fund in writing from time to time, and all "point and click" features of the Fund Web Site relating to acknowledgment and acceptance of such disclaimers and notifications; and

         (f) design and develop the Fund Web Site functionality necessary to facilitate, implement and maintain the hypertext links to IMPRESSNet.comR and the various Inquiry and Transaction web pages and otherwise make the Fund Web Site available to End-Users.

4. STANDARDS OF CARE FOR INTERNET SERVICES. Notwithstanding anything to the contrary contained in the Agreement, although PFPC shall comply with the standard of care specified in the Agreement and above in providing IMPRESSNet.comR Services, PFPC shall not be obligated to ensure or verify the accuracy or the transmission of any Inquiry or Transaction request not actually received by PFPC due to circumstances beyond the control of PFPC. The Fund shall advise End-Users to promptly notify the Fund or PFPC of any errors or inaccuracies in End-User Data or information transmitted via IMPRESSNet.comR Services, so that PFPC may take steps to promptly correct such End-User Data or transmittal.

5. ADDITIONAL FEES FOR IMPRESSNET.COMR SERVICES. As consideration for the performance by PFPC of IMPRESSNet.comR Services, the Fund will pay the fees set forth in a separate fee letter as agreed between the parties from time to time.

6.       CONFIDENTIALITY AND PROPRIETARY RIGHTS.

         (a) Each of the parties acknowledges and agrees (i) to exercise best efforts to preserve the confidentiality of the other party's Confidential Information; (ii) not to disclose, or permit any third party or entity access to the other party's Confidential Information without prior written permission (except such disclosure or access which is required to perform any obligations under this Agreement); (iii) to advise any employees, or any third parties who receive access to Confidential Information of the confidential and proprietary nature thereof and the prohibitions on copying, utilizing, or otherwise revealing the Confidential Information; and (iv) to use any Confidential Information disclosed only during the term of the Agreement and only in accordance with the provisions of this Exhibit B and the Agreement. Without limiting the foregoing, neither party shall have rights in or to any Confidential Information of the other. Except in the normal course of business and in conformity with Federal copyright law or with the other party's consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

         (b) The Fund Web Site and IMPRESSNet.comR may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party (collectively, "Intellectual Property"). Each party retains all rights in such intellectual property that may reside on the other party's web site, not including any intellectual property provided by or otherwise obtained from such other party. During the term of this Agreement, each party grants to the other a non-exclusive, non-sublicensable, non-transferable, royalty-free license to reproduce, display, distribute, perform and publicly and digitally use the other party's Intellectual Property, and any and all rights contained therein, on each party's respective web site, provided such use is necessary for the parties to perform as contemplated in this Agreement. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, U.S. copyright or other U.S. proprietary right of a third party.

         (c) Each of the parties acknowledges and agrees that the Fund will solely and exclusively own all right, title and interest in and to any End-User Data collected at the Fund Web Site or IMPRESSNet.comR. PFPC's use of the End-User Data shall at all times be limited to the purposes contemplated in this Agreement and only in accordance with the Fund's privacy policy. Neither PFPC nor any of its affiliates shall distribute, sell, rent, transfer or otherwise disclose End-User Data to third parties without the prior written consent of the Fund, except as necessary to third parties providing services relating to IMPRESSNet.comR. PFPC further shall cause such third party service providers to be subject to written agreements establishing the same restrictions on the sale, transfer, use, rent or disclosure of End-User Data.

7. REPRESENTATION AND WARRANTY. Neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on IMPRESSNet.comR or Fund Web Site, as the case may be, any "back door," "time bomb," "Trojan Horse," "worm," "drop dead device," "virus" or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to cost of media, shipping, deliveries and installation shall be borne by such party.

8.       LIABILITY LIMITATIONS; INDEMNIFICATION.

         (a) THE INTERNET. Each party acknowledges that the Internet is an unsecured, unstable, unregulated, unorganized and unreliable network, and that the ability of the other party to provide or perform services or duties hereunder is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers, encryption system developers and other vendors and third parties. Each party agrees that the other shall not be liable for any functions or malfunctions of the Internet beyond the reasonable control of either party; provided further, that the Fund shall not be liable for, and shall be indemnified by PFPC for, any claims by End-Users relating to viruses, system failures or other interruptions of IMPRESSNet.comR Services due to the conduct of PFPC or its third party service providers. Each party agrees the other shall not be liable for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the IMPRESSNet.comR Services unless such party breached the standard of care specified herein with respect to that selection.

         (b) PFPC'S EXPLICIT DISCLAIMER OF CERTAIN WARRANTIES. EXCEPT AS SPECIFICALLY PROVIDED IN SECTIONS 2 AND 4, AND TO THE EXTENT LIMITED BY LAW, ALL SOFTWARE AND SYSTEMS DESCRIBED IN THIS EXHIBIT B ARE PROVIDED "AS-IS" ON AN "AS-AVAILABLE" BASIS, AND PFPC HEREBY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

9.       MISCELLANEOUS.

(a) Independent Contractor. The parties to this Agreement are and shall remain independent contractors, and nothing herein shall be construed to create a partnership or joint venture between them and none of them shall have the power or authority to bind or obligate the other in any manner not expressly set forth herein. Any contributions to IMPRESSNet.comR by the Fund and any contributions to the Fund Web Site by PFPC shall be works for hire pursuant to Section 101 of the Copyright Act.

         (b) Conflict with Agreement. In the event of a conflict between specific terms of this Exhibit B and the Agreement, this Exhibit B shall control as to IMPRESSNet.comR Services.

         (c) Compliance with Law. Each Party shall be responsible for compliance with all applicable laws, rules and regulations, if any, related to the performance of its obligations under this Agreement.